Exhibit 99.1

CONTACT:
Edward B. Kornfeld
Chief Executive Officer and
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
ENDED MARCH 31, 2006

Syosset, NY - May 12, 2006 - Porta Systems Corp. (OTCBB:PYTM) today reported operating income for the quarter ended March 31, 2006 of $924,000 compared to operating income of $1,545,000 for the quarter ended March 31, 2005.

The Company reported net income of $605,000, or $0.06 per share (basic and diluted), for the quarter ended March 31, 2006 as compared with a net income of $1,203,000, or $0.12 per share (basic and diluted), for the comparable quarter of 2005.

Sales for all units were $8,043,000 for the quarter ended March 31, 2006 versus $7,615,000 for the quarter ended March 31, 2005, an increase of $428,000 (6%). Copper Connection/Protection sales were $6,488,000 versus $5,707,000 for the quarters ended March 31, 2006 and 2005, respectively. This 14% increase is primarily a result of an increase in sales to British Telecommunications as a result of British Telecommunications’ continuing rollout of DSL lines, and its implementation of the local loop unbundling program demanded by regulators in the United Kingdom to enable third party providers of the telephone service to gain access to British Telecommunications’ systems. Signal Processing sales for the quarter ended March 31, 2006 were $1,412,000 versus $1,656,000 for the quarter ended March 31, 2005, a decrease of $244,000 (15%). The decline in Signal Processing revenue from the first quarter of 2005 resulted from a level of sales in the 2005 quarter which included products for which shipments had been delayed from the fourth quarter of 2004 because of our cash difficulties which affected our ability to ship products in 2004. OSS sales were $105,000 for the quarter ended March 31, 2006 versus $208,000 for the quarter ended March 31, 2005, a decrease of $103,000 (50%). The decreased sales, all of which were generated from maintenance agreements, resulted from the reduction in the scope of our OSS operations.

The overall gross margin for all business units was 34% for the quarter ended March 31, 2006, compared to 41% for the quarter ended March 31, 2005. This decrease is primarily related to a change in products sold to British Telecommunications in the quarter ended March 31, 2006, from the higher gross margin DSL products to the lower margin local loop unbundling products from our Line segment and additional freight costs associated with on time deliveries to customers. Also, our Signal segment gross margin slightly decreased during the quarter due to a shift to lower margin product sales to customers.

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Porta Systems Corp. Press Release May 12, 2006	Page 2

Operating expenses for the quarter ended March 31, 2006 increased by $213,000 (13%), compared to the first quarter of 2005. This increase relates primarily to increased spending by our Line segment to enhance our existing line products and development of new line products, and by increased marketing activities of our Signal segment.

The Company’s Line and Signal Processing business units operated profitably during the quarter ended March 31, 2006, with operating income of $1,204,000 and $384,000, respectively. The OSS unit incurred an operating loss of $82,000 for the quarter.

On March 31, 2006, the Company’s outstanding senior debt, including accrued interest, was $24,404,000 which matures on September 30, 2006 or earlier if we fail to meet required milestones and the holder of the senior debt calls a default. We cannot give any assurance that the holder of the senior debt will extend the loan beyond September 30, 2006 or will not accelerate the loan if we fail to meet a required milestone. If the holder does not extend the maturity date of our obligations or demands payment of all or a significant portion of our obligations due, we will not be able to continue in business.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company's filings with the Securities and Exchange Commission, including the Risk Factors and the Management's Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006. Any forward-looking statements could be affected by risks and uncertainties related to our financial condition, our relationship with the holder of our senior and subordinated debt, including the willingness or unwillingness of the holder of the senior debt to extend the maturity date of the senior debt and the amount and timing of any payments which the holder of the senior debt may require, our ability to sell any or all of our divisions or effect a restructure of our business and our debt and equity structure on terms acceptable to the holder of the senior debt, our relationship with British Telecommunications including its continued requirements for our products, factors which affect the telecommunications industry, market and customer acceptance, our access to current technology, competition, domestic and foreign government regulations and requirements and pricing, as well as general industry and

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Porta Systems Corp. Press Release May 12, 2006	Page 3

market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

-See Accompanying Table-

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter ended March 31,
(in thousands except per share amounts)

	Quarter ended March 31,
	2006	2005

Sales	$8,043	$7,615

Gross profit	2,735	3,143

Total operating expenses	1,811	1,598

Operating income	924	1,545

Interest expense, net	(296)	(325)

Income before income taxes	628	1,220

Income tax expense	(23)	(17)

Net income	$605	$1,203

Per share data:

Basic per share amounts:

Net income per share	$0.06	$0.12

Weighted average shares
outstanding	10,076	9,972

Diluted per share amounts:

Net income per share	$0.06	$0.12

Weighted average shares
outstanding	10,106	10,005

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